Exhibit (12)

                                Pitney Bowes Inc.
              Computation of Ratio of Earnings to Fixed Charges (1)
              -----------------------------------------------------

(Dollars in thousands)
                                                              Three Months Ended March 31,
                                                              ----------------------------
                                                                     1999        1998 (2)
                                                                ---------       ---------
Income from continuing
operations before income taxes...                                $215,080        $193,539

Add:
  Interest expense......................................           48,151          37,370
  Portion of rents
    representative of the
    interest factor.....................................           10,935          10,207
  Amortization of capitalized
    interest............................................              243             243
  Minority interest
    in the income of
    subsidiary with
    fixed charges.......................................            2,873           3,059
                                                                    -----           -----

Income as adjusted......................................        $ 277,282        $244,418
                                                                =========        ========

Fixed charges:
  Interest expense......................................         $ 48,151        $ 37,370
  Portion of rents
    representative of the
    interest factor.....................................           10,935          10,207
  Minority interest, excluding
    taxes, in the income of
    subsidiary with fixed
    charges.............................................            4,343           4,664
                                                                    -----           -----

Total fixed charges.....................................         $ 63,429        $ 52,241
                                                                 ========        ========

Ratio of earnings to fixed
  charges...............................................             4.37            4.68
                                                                     ====            ====

Ratio of earnings to fixed
     charges excluding minority
     interest...........................................             4.64            5.07
                                                                     ====            ====

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2) Amounts recomputed to reflect CPLC in discontinued operations.